Exhibit 99.1

Northern Oil and Gas, Inc. Announces Michael Frantz of TRT Holdings, Inc. to Join
Board of Directors
WAYZATA, MINNESOTA - August 11, 2016 - Northern Oil and Gas, Inc. (NYSE MKT: NOG) (“Northern”) announced today that Michael Frantz, Vice President, Investments of TRT Holdings, Inc. (“TRT”) in Dallas, Texas has been appointed to the company’s board of directors. TRT is a significant holder of both the company’s common equity and 8% senior notes. Michael, as a representative of TRT, brings the benefit of a significant stakeholder to Northern’s board as well as an institutional knowledge of the oil and gas industry through TRT’s ownership of Tana Exploration and other oil and gas activities. In addition, while at TRT, Michael has led or played a material role in public and private investments ranging from $10 million to $1.2 billion across multiple industries including minority stakes as well as merger and acquisition transactions.

ABOUT TRT HOLDINGS, INC.

TRT Holdings is a multi-billion dollar diversified private holding company whose largest investments currently include Omni Hotels & Resorts, Gold’s Gym and Tana Exploration, in addition to select public, real estate and other investments.

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana. More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

INVESTOR RELATIONS CONTACT

Brandon Elliott, CFA
EVP, Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

SOURCE Northern Oil and Gas, Inc.